Exhibit 99.1

XL Group plc XL House One Bermudiana Road Hamilton HM 08 Bermuda Phone (441) 292-8515 Fax (441) 292-5280

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL GROUP PLC ANNOUNCES PRELIMINARY LOSS ESTIMATES FOR JAPANESE
EARTHQUAKE AND TSUNAMI THAT OCCURRED ON MARCH 11, 2011

Hamilton, Bermuda – April 4, 2011 - XL Group plc (“XL” or the “Company”) (NYSE: XL) today announced preliminary net loss estimates for the March 11, 2011 earthquake and tsunami in Japan (the “Japanese Earthquake and Tsunami”).

The Company’s preliminary loss estimates related to the Japanese Earthquake and Tsunami, pretax and net of reinsurance and reinstatement premiums, range from approximately $190 million to $290 million, with approximately 70 percent attributable to XL’s reinsurance segment. The wide range reflects the continued uncertainty regarding the event, including whether coverage levels will be reached under certain policies.

The Company’s estimates are based on a combination of commercial model outputs and its review of individual treaties and policies expected to be impacted along with available client data. The Company’s loss estimates involve the exercise of considerable judgment due to the complexity and scale of the insured event, and are accordingly subject to revision as additional information becomes available. Actual losses may differ materially from these preliminary estimates.

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty, and specialty products to industrial, commercial, and professional firms, insurance companies and other enterprises on a worldwide basis. Its principal executive offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. More information about XL Group plc is available at www.xlgroup.com.

This press release contains forward-looking statements about the estimated impact of the March 11, 2011 earthquake and tsunami in Japan (the “Japanese Earthquake and Tsunami”). Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements include the preliminary nature of reports and estimates of loss related to the Japanese Earthquake and Tsunami and the other factors set forth in XL's reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.